Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VERA WHOLE HEALTH, INC.,

CARBON MERGER SUB, INC.,

and

CASTLIGHT HEALTH, INC.

Dated as of January 4, 2022

i

3.18	Environmental Matters	54
3.19	Compliance with Laws	55
3.20	Permits	57
3.21	Legal Proceedings and Orders	57
3.22	Insurance	57
3.23	Takeover Statutes	58
3.24	Brokers, Finders and Financial Advisors	58
3.25	Information Supplied; Offer Documents	58
3.26	No Other Representations	58

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		58
4.1	Organization and Qualification	58
4.2	Authority; Approvals and Enforceability.	59
4.3	Required Filings and Consents; Non-Contravention	59
4.4	Certificate of Incorporation and Bylaws	60
4.5	Legal Proceedings; Orders; Disclosure	60
4.6	Ownership of Company Capital Stock	61
4.7	Brokers, Finders and Financial Advisors	61
4.8	Operations of Parent and Merger Sub	61
4.9	No Parent Vote or Approval Required	61
4.10	Stockholder and Management Arrangements	61
4.11	Equity Commitment Letter	62
4.12	Solvency	63
4.13	Exclusivity of Representations and Warranties; Investigation	63

ARTICLE V INTERIM OPERATIONS		65
5.1	Affirmative Obligations	65
5.2	Forbearance Covenants of the Company	65
5.3	No Solicitation	69

ARTICLE VI ADDITIONAL COVENANTS		75
6.1	Required Action and Forbearance; Efforts	75
6.2	Antitrust	76
6.3	Other Required SEC Filings	78
6.4	Anti-Takeover Laws	79
6.5	Access	79
6.6	Section 16(b) Exemption	80
6.7	Directors’ and Officers’ Exculpation, Indemnification and Insurance	80
6.8	Employee Matters	82
6.9	Obligations of Merger Sub	83
6.10	Public Statements and Disclosure	84
6.11	Transaction Litigation	84
6.12	Stock Exchange Delisting; Deregistration	84
6.13	Additional Agreements	85
6.14	Parent Vote	85
6.15	No Control of the Other Party’s Business	85

ii

6.16	No Employment Discussions	85
6.17	Treatment of Certain Indebtedness	85
6.18	Share Repurchase Program	86
6.19	Rule 14d-10 Matters	86
6.20	Merger Without a Stockholders’ Meeting	86
6.21	Financing	86

ARTICLE VII CONDITIONS TO THE MERGER		87
7.1	Conditions to Each Party’s Obligations to Effect the Merger	87

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		87
8.1	Termination	87
8.2	Manner and Notice of Termination; Effect of Termination	89
8.3	Fees and Expenses	90
8.4	Amendment	92
8.5	Extension; Waiver	92

ARTICLE IX GENERAL PROVISIONS		92
9.1	Survival of Representations, Warranties and Covenants	92
9.2	Notices	92
9.3	Assignment	94
9.4	Confidentiality	94
9.5	Entire Agreement	94
9.6	Third-Party Beneficiaries	94
9.7	Severability	94
9.8	Remedies	95
9.9	Governing Law	96
9.10	Consent to Jurisdiction	96
9.11	WAIVER OF JURY TRIAL	96
9.12	Company Disclosure Letter References	97
9.13	Counterparts	97
9.14	No Limitation	97
9.15	Performance Guaranty	97
9.16	Disclaimer	98
9.17	Non-Recourse	98

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 4, 2022 (the “Agreement Date”), by and among Vera Whole Health, Inc., a Delaware corporation (“Parent”), Carbon Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Parties”), and Castlight Health, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. In furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase (i) all of the outstanding shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Company Class A Stock”) and (ii) all of the outstanding shares of the Company’s Class B Common Stock, par value $0.0001 per share (the “Company Class B Stock” and together with the Company Class A Stock, the “Company Common Stock”), at a price per share of $2.05, net to the seller in cash, without interest (the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

C. The stockholders of the Company (the “Stockholders”) shall have the right to participate in the Offer by the tender of the shares of Company Common Stock in accordance with the terms of this Agreement and the Offer.

D. Following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving (the “Merger”), in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions set forth in this Agreement.

E. The Company Board has unanimously: (i) determined that the Offer, the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; (iii) resolved that this Agreement and the Transactions shall be governed by and effected under Section 251(h) and other relevant provisions of the DGCL; and (iv) resolved to recommend that the Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer on the terms and subject to the conditions set forth herein.

F. Each of the board of directors of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein.

G. As a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company previously or concurrently with the execution of the Agreement, a commitment letter between Parent and the Sponsor, pursuant to which the Sponsor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).

H. As a condition and inducement to Parent’s willingness to enter into this Agreement, certain persons, in their capacity as stockholders of the Company, have simultaneously herewith entered into a Tender and Support Agreement (the “Tender and Support Agreements”) in connection with the Offer and the Merger.

I. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement, the Offer and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Offer and the Merger.

J. The Parties acknowledge and agree that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as promptly as practicable following the Offer Acceptance Time.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided that, the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” provisions that prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Offer or the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, exclusive license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 20% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which (x) any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests of the surviving or resulting entity of such transaction.

(d) “Advisor” means William Blair & Company, L.L.C.

(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(f) “Anti-Corruption Laws” means the FCPA, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery Laws applicable to the Company or its Subsidiaries.

(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2020 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.

(i) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

(j) “Capital Expenditure Budget” means the capital expenditure budget of the Company set forth on Section 1.1(i) of the Company Disclosure Letter.

(k) “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, signed into law by the President of the United States on March 27, 2020, “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65).

(l) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto and any similar applicable state Law.

(m) “Code” means the Internal Revenue Code of 1986, as amended.

(n) “Company Board” means the Board of Directors of the Company.

(o) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(p) “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(q) “Company Equity Plans” means the Company’s 2008 Stock Incentive Plan, the Jiff Inc. 2010 Stock Plan, the Company’s 2014 Equity Incentive Plan, and the Inducement Award Agreements, in each case, as may be amended and/or restated from time to time.

(r) “Company Group” means the Company and its Subsidiaries.

(s) “Company Group Member” means the Company or any of its Subsidiaries.

(t) “Company Intellectual Property” means any Intellectual Property Rights that are owned or purported to be owned by any Company Group Member.

(u) “Company Material Adverse Effect” means any change, event, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (x) the ability of the Company and its Subsidiaries to perform its material obligations under, or to consummate the Transactions contemplated by, this Agreement or (y) the business, financial condition or results of operations of the Company Group, taken as a whole; provided that, solely with respect to clause (y), no Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions in the industries in which the Company Group generally conducts business;

(iv) regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii) resulting from the announcement, pendency or consummation of this Agreement or the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the consummation or pendency of the Transactions;

(viii) the compliance by any Party with the express terms of this Agreement, including the taking of any action expressly required to be taken or refraining from taking any action expressly prohibited by the terms of this Agreement;

(ix) arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x) changes in GAAP or other accounting standards or in any applicable Laws or regulations after the date hereof (or the official interpretation of any of the foregoing);

(xi) actions taken in compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, vaccination, shut down, closure, sequester, safety or similar Law, directive, mandate, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

(xii) price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred) or any change, in and of itself, in the credit ratings or ratings outlook of any Company Group Member (it being understood that any cause of such change in credit rating or rating outlook may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) any failure, in and of itself, by the Company Group to meet (1) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred if not otherwise excluded hereunder); and

(xiv) any Transaction Litigation;

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (x) and (xi), to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(v) “Company Option” means an option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(w) “Company Performance Stock Unit Award” means an award of performance-based restricted stock units granted under any of the Company Equity Plans that remains subject to a performance period ending December 31, 2021. Any performance-based restricted stock units that were subject to performance periods that were completed prior to January 1, 2021, shall be treated as Company Restricted Stock Unit Awards hereunder.

(x) “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

(y) “Company Product” means all products, technologies and services that are owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company Group.

(z) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(aa) “Company Restricted Stock Unit Award” means an award of restricted stock units granted under any of the Company Equity Plans that does not constitute a Company Performance Stock Unit Award.

(bb) “Company Stockholders” means the holders of shares of Company Capital Stock.

(cc) “Confidentiality Agreement” means that certain letter agreement, dated May 11, 2021, between the Company and Clayton, Dubilier & Rice, LLC.

(dd) “Continuing Employees” means each individual who is an employee of the Company immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ee) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement, in each case, other than an Employee Benefit Plan.

(ff) “Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of May 5, 2020, by and among the Company, Jiff, Inc. and Silicon Valley Bank.

(gg) “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer or employee of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Offer and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) as a director, trustee or officer of any other entity or any benefit plan maintained by any Company Group Member (for which a Covered Person is or was serving at the request or for the benefit of a Company Group Member) at or prior to the Effective Time.

(hh) “De-Identified Data” means the data resulting from the removal of identifiers from Protected Health Information in accordance with HIPAA.

(ii) “DOJ” means the United States Department of Justice or any successor thereto.

(jj) “DOL” means the United States Department of Labor or any successor thereto.

(kk) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or equity or equity-based compensation, other forms of fringe benefits, perquisites, incentive compensation or post-retirement or post-employment compensation or benefits and all employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, retention, severance or similar agreements, written or otherwise, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members or any of their respective ERISA Affiliates or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of any Company Group Member, or (ii) under or with respect to which any of the Company Group Members or any of their respective ERISA Affiliate has or could reasonably be expected to have any Liability.

(ll) “Employee Plans” means all Employee Benefit Plans, other than Non-U.S. Employee Plans.

(mm) “Environmental Laws” means all Laws, common law, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated or issued by any Governmental Authority relating to pollution, protection of the environment, or public or worker health or safety (to the extent relating to Hazardous Materials), or which prohibit, regulate or control any Hazardous Material.

(nn) “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(oo) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(pp) “ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(qq) “Exchange Act” means the Securities Exchange Act of 1934.

(rr) “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(ss) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(tt) “FTC” means the United States Federal Trade Commission or any successor thereto.

(uu) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(vv) “Government Contract” means any contract, grant, cooperative agreement or other agreement funded by a governmental authority currently in performance or that has not been closed that is between the Company or any of the Company Subsidiaries on one hand and a Governmental Authority on the other or entered into by the Company or any of the Company Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(ww) “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, administrative agency, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, national or supra-national, and whether local or foreign.

(xx) “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicare Advantage, Medicaid, Medicaid Managed Care, TRICARE, CHAMPVA, and state healthcare programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

(yy) “Hazardous Material” is any material, chemical, emission, substance or waste for which liability or standards of conduct may be imposed under Environmental Laws, or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment, including petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.

(zz) “Healthcare Laws” means all Laws applicable to the business relating to the administration, provision of, access to or payment for healthcare items or services, including the Medicare Statute, 42 U.S.C. §§ 1395-1395lll, including the Medicare Secondary Payor Act, 42 U.S.C. §1395y; the Medicaid Statute, 42 U.S.C. §§ 1396-1396w-5; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a 7; the 21st Century Cures Act (Pub. L. 114-255); the Travel Act, 18 U.S.C. § 1952; 42 C.F.R. Part 2; any similar state and local Laws that address the subject matter of the foregoing; Laws related to Persons trained and able to help consumers, businesses and their employees navigate healthcare coverage and options; Laws related to the administration of healthcare claims or benefits, processing or payment for healthcare items or services, treatment or supplies; Laws applicable to third party administrators, utilization review agents, or Persons performing quality assurance, credentialing, or coordination of benefits on behalf of a Payor or plan; coding, coverage, reimbursement, claims submission, billing or collections related to Payors including government programs; Laws relating to the hiring of employees or acquisition of services or supplies from Persons excluded from participation in federal healthcare programs; compliance with Healthcare Permits; the Patient Protection and Affordable Care Act of 2010.

(aaa) “Healthcare Permits” means any and all licenses, permits, certifications, authorizations, approvals, enrollments, franchises, registrations, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority, and/or any other permit or permission that are material to or legally required for the operation of the business or in connection with the Company’s and its Subsidiaries’ ability to own, lease, operate or manage any of its property or the business, in each case that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

(bbb) “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use, or disclosure of healthcare records.

(ccc) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(ddd) “Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) all guarantees of the obligations of other Persons described in clauses (i) through (vi) above; and (viii) all obligations of other Persons described in clauses (i) through (vii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(eee) “Inducement Award Agreements” means the RSU Award Agreement between the Company and Vijay Anand, dated September 3, 2020 and the Option Award Agreement between the Company and Vijay Anand, dated September 3, 2020.

(fff) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(ggg) “Intellectual Property Rights” means common law and statutory rights anywhere in the world arising under (i) patents and patent applications and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works or authorship, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) rights in trade and industrial secrets and in confidential information and know how, inventions (whether or not patentable or reduced to practice), technologies, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, other names and locators associated with the Internet, and all registrations therefor, (vi) all rights in databases and data collections, (vii) other proprietary rights relating or with respect to the protection of Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(hhh) “IRS” means the United States Internal Revenue Service or any successor thereto.

(iii) “Knowledge” (i) of the Company, with respect to any matter in question, means the actual knowledge of Maeve O’Meara, Will Bondurant and Alexander Schvartzman and (ii) of Parent, with respect to any matter in question, means the actual knowledge of Ryan Schmid and Sarah Cole.

(jjj) “Law” means any law, act, statute, rule, regulation, judgment, injunction, order, decree, writ, constitution, treaty, convention, ordinance, code, administrative interpretation, ruling, or similar requirement promulgated by any Governmental Authority.

(kkk) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry (solely with respect to investigation or governmental inquiry, to the Knowledge of the Company, as used in relation to the Company Group), arbitration or other formal legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(lll) “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(mmm) “Lien” means any mortgage, pledge, lien, license, encumbrance, charge or other security interest.

(nnn) “Non-U.S. Employee Plans” means any Employee Benefit Plans that is maintained for the benefit of any current or former employee, officer or director of any Company Group Member, as applicable, who is located primarily in a country other than the United States and/or their dependents or that is subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated by, or pursuant to which any Company Group Member is required to contribute under, applicable Law, in either case, that is maintained by a Governmental Authority.

(ooo) “NYSE” means the New York Stock Exchange.

(ppp) “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) to the extent not otherwise required by applicable law, be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on http://www.opensource.org/.

(qqq) “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(rrr) “Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof, which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections).

(sss) “Payor” means any and all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

(ttt) “Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

(uuu) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either (A) not yet past due or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) leases, subleases and licenses; (iv) Liens imposed by applicable Law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company Group; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (x) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Company Real Property Leases unless caused by the Company Group; (xi) Liens (or other encumbrances of any type) that have been incurred or suffered in the ordinary course of business and that do not materially and adversely affect the use or operation of the property subject thereto; (xii) Liens to be released at or prior to Closing; (xiii) Liens securing obligations under the Credit Agreement; and (xiv) Liens securing liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries.

(vvv) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(www) “Personal Information” means to the extent applicable to the Company or any of its Subsidiaries, information comprising “personal information,” “personally identifiable information” or “PII,” or “personal data” or a similar term under any Law applicable to the Company or any of its Subsidiaries, including all information that identifies, relates to, or is capable of being associated with an individual consumer, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number) medical, or health, insurance information, gender, date of birth, or education or employment information.

(xxx) “Privacy Law” means any Law applicable to the Company or any of its Subsidiaries governing the Processing, privacy, protection or security of Personal Information.

(yyy) “Processing” means to perform any operation or set of operations upon data, whether manually or by automatic means, including, but not limited to, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, disclosing (including by transmission), altering, distributing, disseminating or otherwise making available such data.

(zzz) “Protected Health Information” has the same meaning as set out in 45 C.F.R. § 160.103.

(aaaa) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(bbbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(cccc) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(dddd) “Securities Act” means the Securities Act of 1933, as amended.

(eeee) “Shares” means the outstanding shares of the Company Common Stock.

(ffff) “Sponsor” means Clayton, Dubilier & Rice Fund XI, L.P.

(gggg) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(hhhh) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that (i) was not the result or effect of a violation of Section 5.3(a) and (ii) is on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(a)). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to (x) “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and (y) “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(iiii) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation, excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts by a Governmental Authority, whether disputed or not).

(jjjj) “Tax Returns” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with a Governmental Authority responsible for the collection or administration of any Tax, and any amendments thereto.

(kkkk) “Technology” means tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(llll) “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, the Sponsor or any their respective Affiliates or any “group” including Parent, Merger Sub, the Sponsor or any their respective Affiliates.

(mmmm) “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates, or any of its directors or officers, or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding or alleging or asserting any misrepresentation or omission in the Offer Documents, the Schedule 14D-9 or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties related to this Agreement; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(nnnn) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

(oooo) “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Applicable Termination	8.3(b)(i)
Bylaws	3.3(a)
Capitalization Date	3.5(a)
Certificate of Merger	2.5
Certificates	2.13(c)
Charter	2.8(a)
Chosen Courts	9.10(a)
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	5.3(c)(i)
Company Breach Notice Period	8.1(d)
Company Disclosure Letter	Article III
Company In License	3.13(e)
Company IP License	3.13(f)
Company Material Real Property Lease	3.11
Company Out Licenses	3.13(f)
Company Real Property Lease	3.11
Company Related Parties	8.3(e)(i)
Company SEC Reports	3.7
Company Subsidiary Documents	3.4
Copyrights	1.1(ggg)
Covered Persons	6.7(a)
COVID-19	1.1(u)(vi)
COVID-19 Measures	1.1(u)(xi)
Credit Agreement Termination	6.17
DGCL	Recitals
Dissenting Company Shares	2.10(c)(i)
DTC	2.13(d)
DTC Payment	2.13(d)
Early ESPP Exercise Date	2.12
Effect	1.1(u)
Effective Time	2.5
Electronic Delivery	9.13
ESPP	2.12
Event Notice Period	5.3(d)(i)(1)
Exchange Fund	2.13(b)
Excluded Benefits	6.8
Trade Controls	3.19(h)(i)
Import Restrictions	3.19(h)(i)
Interim Period	5.1

Term	Section Reference
Intervening Event	5.3(d)(i)
IRS	1.1(hhh)
Labor Agreement	3.14(a)(viii)
Legal Restraint	7.1(b)
Malicious Code	3.13(n)
Marks	1.1(ggg)
Material Contract	3.14(a)
Maximum Premium	6.7(c)
Merger	Recitals
Merger Sub	Preamble
Owned Company Shares	2.10(a)(iii)
Parent	Preamble
Parent Breach Notice Period	8.1(f)
Parent Disclosure Letter	1.1(rrr)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Patents	1.1(ggg)
Pay-Off Letter	6.17
Payment Agent	2.13(a)
Per Share Price	2.10(a)(ii)
Permits	3.20
Proposal Notice Period	5.3(d)(ii)(3)
Qualified Plan	3.16(d)
Surviving Corporation	2.4
Takeover Statute	3.23
Termination Date	8.1(c)
Uncertificated Shares	2.13(c)
Tender and Support Agreement	Recitals
Termination Fee Top Vendor	8.3(b)(i) 3.14(a)(ix)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at intralinks.com prior to 5:00 p.m. Pacific time on the day prior to the Agreement Date.

ARTICLE II

THE TRANSACTIONS

2.1 The Offer.

(a) Commencement of the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement (but in no event later than ten (10) Business Days from the date of this Agreement), subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.3. The Offer Price shall, subject to applicable withholding of Taxes, be paid net to the seller of Company Common Stock in cash, without interest, upon the terms and subject to the conditions of the Offer.

(b) Conditions of the Offer.

(i) The obligation of Merger Sub to (and of Parent to cause Merger Sub to) accept for payment, and pay for, any and all shares of Company Class A Stock or Company Class B Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject to the terms and conditions of this Agreement, including the satisfaction or, to the extent waivable by the Buyer Parties, waiver by Parent (on behalf of the Buyer Parties) of the conditions set forth in ANNEX I (as they may be amended from time to time in accordance with this Agreement, collectively, the “Offer Conditions”).

(ii) Merger Sub and Parent expressly reserve the right, at any time, to (a) increase the Offer Price and (b) waive any Offer Condition other than the Minimum Condition or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company: (A) Merger Sub shall not decrease the Offer Price and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Merger Sub pursuant to the Offer, (2) decreases the number of shares of Company Class A Stock or Company Class B Stock sought to be purchased by Merger Sub in the Offer, (3) imposes conditions or requirements to the Offer in addition to the Offer Conditions, (4) except as provided in Section 2.1(d), terminates the Offer or accelerates, extends or otherwise changes the Expiration Date of the Offer, (5) otherwise amends or modifies any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the Company or any Stockholder or in any manner that delays or interferes with, hinders or impairs the consummation of the Offer, or (6) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act other than as provided in Section 2.1(d). The Offer may not be withdrawn prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer, unless this Agreement is terminated in accordance with Section 8.1.

(c) Expiration of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m., New York City time, on the date that is twenty (20) Business Days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) following the Offer Commencement Date (the “Initial Expiration Date”, and such date or such subsequent date, if any, to which the Initial Expiration Date is extended in accordance with the terms of this Agreement, the “Expiration Date”). For purposes of this Agreement, “Expiration Time” shall mean one minute after 11:59 p.m., New York City time, on the Initial Expiration Date or any subsequent Expiration Date (as it may be extended pursuant to Section 2.1(d)).

(d) Extension of the Offer.

(i) Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.1 and subject to Section 2.1(d)(ii), if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied (other than any Offer Conditions that by their nature are to be satisfied at the Expiration Time) and has not been waived by Parent, to the extent waivable by Parent, (A) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, for one or more additional periods of up to ten (10) Business Days per extension (or such longer period as the Company and Parent may agree in writing), to permit such Offer Conditions to be satisfied; provided, that if the sole such unsatisfied Offer Condition is the Minimum Condition (other than any Offer Conditions that by their nature are to be satisfied at the Expiration Time), Merger Sub shall not be required (and Parent shall not be required to cause Merger Sub) to extend the Offer thereafter for more than twenty (20) Business Days; and (B) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time for the minimum period required by any Law, any interpretation or position of the SEC, the staff thereof or any rules and regulations of the NYSE applicable to the Offer (including in order to comply with Rule 14e-1(b) promulgated under the Exchange Act in respect of any change in the Offer Price).

(ii) Notwithstanding the foregoing, in no event shall Merger Sub be required to extend the Offer beyond the earlier to occur of (A) the valid termination of this Agreement in compliance with Section 8.1 and (B) the Termination Date.

(e) Termination of the Offer. Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, immediately and unconditionally terminate the Offer and not acquire any shares of Company Class A Stock and Company Class B Stock pursuant thereto, and Merger Sub shall, and Parent shall cause Merger Sub to, promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable laws, all tendered shares of Company Common Stock to the registered holders thereof.

(f) Offer Documents.

(i) On the date of the commencement of the Offer (the “Offer Commencement Date”) Parent and Merger Sub shall: (a) file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer, which will contain or incorporate by reference: (A) Merger Sub’s offer to purchase Company Class A Stock and Company Class B Stock pursuant to the Offer (the “Offer to Purchase”), and (B) forms of the related letter of transmittal, summary advertisement and other ancillary Offer documents and (b) cause the Offer to Purchase and related documents to be disseminated to holders of Company Class A Stock and Company Class B Stock as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder. Parent and Merger Sub shall cause the Schedule TO, and all exhibits, amendments and supplements thereto (including the Offer to Purchase and forms of the letter of transmittal, summary advertisement and other ancillary Offer documents) (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, collectively, the “Offer Documents”), to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder and to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents. Unless a Company Board Recommendation Change has occurred, Parent and Merger Sub shall be entitled to include the Company Board Recommendation in the Offer Documents.

(ii) Each of Parent, Merger Sub and the Company: (a) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents or the Offer and (b) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the

Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Company Class A Stock and Company Class B Stock.

(iii) The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and Parent and Merger Sub shall give reasonable consideration to any such comments made by the Company or its counsel. Parent and Merger Sub shall promptly provide the Company and its legal counsel with a copy or a description of any comments (including oral comments) received by Parent, Merger Sub or their legal counsel from the SEC or its staff with respect to the Offer Documents.

(iv) The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company or any of its Subsidiaries and the Company Stockholders that is available to the Company and may be required or reasonably requested in connection with the Offer Documents or any action contemplated by this Section 2.1(f).

2.2 Additional Actions.

(a) Additional Parent Actions.

(i) On the terms specified herein and subject only to the satisfaction or, to the extent waivable by the Buyer Parties, waiver by Parent (on behalf of the Buyer Parties) of the Offer Conditions, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase all shares of Company Class A Stock and Company Class B Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement.

(ii) Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any Shares held by them into the Offer.

(iii) On the terms and subject to the conditions of the Offer and this Agreement, including the satisfaction or, to the extent waivable by the Buyer Parties, waiver by Parent (on behalf of the Buyer Parties) of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) promptly after the Expiration Date (and in any event prior to 9:00 a.m. (New York City time) on the Business Day (determined using Rule 14d-1(g)(3) under the Exchange Act) immediately following the Expiration Date) accept for payment all shares of Company Class A Stock and Company Class B Stock validly tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) as promptly as practicable following the Offer Acceptance Time (and in any event within three Business Days thereafter), pay for such shares of Company Class A Stock and Company Class B Stock (such aggregate amount, the “Offer Acceptance Consideration”).

(b) Additional Company Actions.

(i) On the date of the commencement of the Offer, following the filing of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Company Class A Stock and Company Class B Stock, in each case as and to the extent required by applicable United States securities laws, the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 5.3, shall include the Company Board Recommendation. The Company shall cause the Schedule 14D-9 to be filed and disseminated to holders of Shares as promptly as practicable after the filing of the Schedule TO in a manner that complies with Rule 14d-9 under the Exchange Act and the rules and regulations thereunder and with other applicable laws.

(ii) The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(iii) Each of Parent, Merger Sub and the Company: (i) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9 and (ii) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Company Class A Stock and Company Class B Stock.

(iv) Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments (including oral comments) received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9.

(v) The Buyer Parties shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning the Buyer Parties or their respective Affiliates that may be required or reasonably requested in connection with the Schedule 14d-9 or any action contemplated by this Section 2.2(b)(v).

2.3 Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to, promptly provide (and shall use its reasonable best efforts to provide within three (3) Business Days after the date of this Agreement) to Parent: (a) a list of the Company’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Class A Stock and Company Class B Stock and lists of securities positions of Company Class A Stock and Company Class B Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”) and (b) such additional information (including updated lists of stockholders, non- objecting beneficial owners, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer or the Merger. Prior to the filing with the SEC of the Schedule 14D-9, the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. Subject to applicable laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall, and shall instruct their Representatives to, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request by the Company, deliver, and shall use their reasonable best efforts to cause their Representatives to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

2.4 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL (including pursuant to Section 251(h) thereof), on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.5 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.6 The Closing. The closing of the Merger (the “Closing”) will occur: (a) as promptly as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the acceptance by Merger Sub of the shares of Company Class A Stock and Company Class B Stock tendered in the Offer, except if the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) shall not be satisfied or waived by such date, in which case on no later than the second Business Day after the date on which such conditions are satisfied or waived, at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Street, Chicago, IL 60654 or (b) such other date, time or place as agreed to in writing by Parent, Merger Sub and the Company prior to the Offer Acceptance Time, including virtually by electronic exchange of signatures. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.7 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL (including Section 251(h)). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.8 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7, the Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Castlight Health, Inc.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.9 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.10 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Class A Stock and each share of Company Class B Stock that is outstanding as of immediately prior to the Effective Time (other than with respect to Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon, subject to any required withholding of Taxes (the “Per Share Price”), in accordance with the provisions of Section 2.13 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.15); and

(iii) each share of Company Class A Stock and each share of Company Class B Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock or the Company Equity Awards occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by any Company Stockholder who is entitled to appraisal rights under the DGCL and has properly and validly exercised such statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting

Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.10. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL subject to any required withholding of Taxes, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, subject to any required withholding of Taxes, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such Shares in the manner provided in Section 2.13.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.11 Equity Awards.

(a) Company Options. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, each Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time, including any Company Option that vests by its terms at the Effective Time without any action by the Company (each, a “Vested Company Option”) shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Vested Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (i) the excess of the Per Share Price over the per share exercise price of such Vested Company Option, by (ii) the number of shares of Company Common Stock covered by such Vested Company Option immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to pay the amounts due pursuant to this Section 2.11(a) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(ii) Each Company Option that is not a Vested Company Option (an “Unvested Company Option”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the produce of (A) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option, subject to any required withholding of Taxes (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with the Surviving Corporation and its Affiliates through the applicable vesting dates, vest and be payable at the same time (including accelerated vesting on specific terminations of employment, to the extent applicable, under any Employee Plans including the Company Equity Plans and the Executive Severance Agreements between the Company and certain executives, each as set forth on Section 2.11(a)(ii) of the Company Disclosure Letter) as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms and pursuant to any other agreement governing the terms of the applicable Company Option, or the acceleration of vesting thereof, as are in effect immediately prior to the Effective Time and set forth on Section 2.11(a)(ii) of the Company Disclosure Letter. All Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determine of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts.

(iii) Any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price shall be cancelled for no consideration as of the Effective Time.

(b) Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, each Company Restricted Stock Unit Award and Company Performance Stock Unit Award that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) At the Effective Time, each Company Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time and that is vested at such time or that vests upon the occurrence of the Effective Time by its terms and without any action by the Company (each, a “Vested RSU”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Restricted Stock Unit Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.11(b)(i) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(ii) At the Effective Time, each Company Performance Stock Unit Award that is outstanding immediately prior to the Effective Time and that is vested at such time or that vests upon the occurrence of the Effective Time by its terms (after giving effect to Section 2.11(b)(v)) and without any action by the Company (each, a “Vested PRSU”) shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Vested PRSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Vested PRSU immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to pay the amounts due pursuant to this Section 2.11(b)(ii) as promptly as practicable following the Closing Date, but in no event more than three (3) Business Days following the Closing Date.

(iii) At the Effective Time, each Company Restricted Stock Unit Award that is not a Vested RSU (each, an “Unvested RSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Unvested RSU, subject to any required withholding of Taxes (the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts will, subject to the holder’s continued service with the Surviving Corporation and its Affiliates through the applicable vesting dates, vest and be payable at the same time (including accelerated vesting on specific terminations of employment, to the extent applicable under any Employee Plans including the Company Equity Plans and the Executive Severance Agreements between the Company and certain executives, each as set forth on Section 2.11(b)(iii) of the Company Disclosure Letter) as the Unvested RSU for which such Cash Replacement RSU Amounts were exchanged would have vested pursuant to its terms and pursuant to any other agreement governing the terms of the applicable Company Restricted Stock Unit, or the acceleration of vesting thereof, as are in effect immediately prior to the Effective Time and set forth on Section 2.11(b)(iii) of the Company Disclosure Letter. All Cash Replacement RSU Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as applied to the award of Unvested RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determine of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts.

(iv) At the Effective Time, each Company Performance Stock Unit Award that is not a Vested PRSU (each, an “Unvested PRSU”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Unvested PRSU, subject to any required withholding of Taxes (the “Cash Replacement PRSU Amounts”), which Cash Replacement PRSU Amounts will, subject to the holder’s continued service with the Surviving Corporation and its Affiliates through the applicable vesting dates, vest and be payable at the same time (including accelerated vesting on specific terminations of employment, to the extent applicable under any Employee Plans including the Company Equity Plans and the Executive Severance Agreements between the Company and certain executives, each as set forth on Section 2.11(b)(iv) of the Company Disclosure Letter) as the Unvested PRSU

for which such Cash Replacement PRSU Amounts were exchanged would have vested pursuant to its terms and pursuant to any other agreement governing the terms of the applicable Company Performance Stock Unit, or the acceleration of vesting thereof, as are in effect immediately prior to the Effective Time and set forth on Section 2.11(b)(iv) of the Company Disclosure Letter. All Cash Replacement PRSU Amounts will have the same terms and conditions (including, with respect to vesting and acceleration) as applied to the award of Unvested PRSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determine of Parent are appropriate to conform the administration of the Cash Replacement PRSU Amounts.

(v) Each Company Performance Stock Unit will be deemed earned at 75% achievement, with the effective date of such deemed achievement to occur upon the earlier of (i) immediately prior to the Effective Time and (ii) the date of the next meeting of the Compensation & Talent Committee of the Company Board (the “PRSU Performance Time”). The Company’s Compensation & Talent Committee will be deemed to have certified the performance of the Company Performance Stock Units at the PRSU Performance Time (such that a portion of the Company Performance Stock Units shall, subject to the holder’s continued service, vest at such time). The portion of each Company Performance Stock Unit earned at the PRSU Performance Time shall be treated as set forth in Section 2.11(b)(ii) or Section 2.11(b)(iv) above, depending on whether such Company Performance Stock Unit is vested or unvested as of the Effective Time.

(c) Further Actions. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Equity Awards and/or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all reasonable actions to effectuate the provisions of this Section 2.11 and to terminate the Company Equity Plans, effective as of the Effective Time; such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested).

2.12 Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date of this Agreement (but in any event within five Business Days), the Company Board will adopt resolutions and take all other actions as may be required to provide that (i) no new participants will commence participation in the ESPP after the date of this Agreement; (ii) no participant will be allowed to increase his or her payroll contribution rate in effect as of the date of this Agreement or make separate non-payroll contributions on or following the date of this Agreement; and (iii) no new Offering Period (as defined in the ESPP) or Purchase Period (as defined in the ESPP) will commence or be extended pursuant to the ESPP, in each case, after the date of this Agreement. If the Effective Time is expected to occur prior to the end of the current Purchase Period, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the Purchase Price (as defined in the ESPP) for the current Purchase Period (such earlier date, the “Early ESPP Exercise Date”)). The Early ESPP Exercise Date will be as close to the Effective Time as is administratively practicable. The ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.13 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Offer and the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.10, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Dissenting Company Shares) become entitled pursuant to Section 2.10 (the “Exchange Fund”). To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.10, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.10. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) and (ii) subject to the last sentence of this Section 2.13(c), uncertificated Shares that represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”): (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent, subject to the last sentence of this Section 2.13(c)); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.10. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment

Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.13(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.10. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.10.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their

Certificates or Uncertificated Shares representing such Shares for exchange pursuant to this Section 2.13 will thereafter look for payment of the Per Share Price, without interest thereon, payable in respect of the Shares represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.10. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.14 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any Shares will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.10, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.10(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.13(c)) be cancelled and exchanged as provided in this Article II.

2.15 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.10. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.16 Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.17 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.18 Necessary Further Actions. If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), subject to the terms of Section 9.12, or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date hereof (other than disclosures in any “risk factors” or other disclosure statements included therein, solely to the extent that such disclosures are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and assuming the Merger is consummated in accordance with Section 251(h) of the DGCL, to consummate the Offer and the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) Company Board Approval. The execution and delivery of this Agreement by the Company and performance by the Company of its obligations hereunder, and the consummation of the Offer and the Merger and the Transactions, have been duly and validly approved by the Company Board. As of the date of this Agreement, the Company Board has unanimously: (i) determined the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein; (iii) resolved that this Agreement and the Transactions shall be governed by and effected under Section 251(h) and other relevant provisions of the DGCL; and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer on the terms and subject to the conditions set forth herein (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceability Limitations”).

3.3 Required Filings and Consents; Non-Contravention.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Charter or the Amended and Restated Bylaws of the Company (the “Bylaws”), or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any Material Contract, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not have a Company Material Adverse Effect.

(b) Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Offer or the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws, (ii) the filing with the SEC of the Schedule 14D-9 Documents, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not have a Company Material Adverse Effect.

3.4 Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not have a Company Material Adverse Effect.

3.5 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 1,010,000,000 shares of Company Common Stock, including 200,000,000 shares of Class A Common Stock and 800,000,000 shares of Class B Common Stock, and 10,000,000 shares of Company Preferred Stock. As of December 30, 2021 (such date, the “Capitalization Date”), (i) 28,393,960 shares of Company Class A Common Stock were issued and outstanding, (ii) 135,260,195 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 5,068,545 shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding Company Options, (v) 15,284,623 shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Unit Awards, (vi) 997,600 shares of Company Class B Common Stock were reserved for issuance pursuant to outstanding Company Performance Stock Unit Awards (based on 100% of the number of shares of Company Common Stock underlying each Company Performance Stock Unit Award), (vii) 5,065,414 shares of Company Class B Common Stock were reserved for issuance pursuant to the ESPP, and (viii) no shares of Company Common Stock were issued and held in the treasury of the Company. Since the Capitalization Date until the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options, settlement of restricted stock units or other stock awards outstanding on or prior to the Capitalization Date.

(b) Company Equity Plans. Section 3.5(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Company Equity Plans or any other plan or agreement adopted by the Company that provides for the issuance of equity to any current or former service provider of the Company. The Company has made available to Parent complete and accurate copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(c) Company Equity Awards. Section 3.5(c) of the Company Disclosure Letter sets forth a complete and accurate list as of the Capitalization Date of all outstanding Company Equity Awards granted under any Company Equity Plans or otherwise, indicating, with respect to each Company Equity Award then outstanding, the type of awards granted, the target and maximum (as applicable) number of shares of Company Common Stock subject to such Company Equity Award, the plan under which such Company Equity Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule, expiration date, and if the Company Equity Award is exercisable for more than six months following the holder’s termination (other than for disability or death).

(d) Securities of the Company Group. Except as described in Sections 3.5(a) and 3.5(c) of the Company Disclosure Letter, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Company Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. Other than the Tender and Support Agreement, there are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(e) Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws or any foreign securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens (other than Permitted Liens). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(f) Exchange Act. Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.6 of the Company Disclosure Letter. The Company does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.7 Company SEC Reports. The Company has filed and to the extent not publicly available, made available to Parent, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since January 1, 2019 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

3.8 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be specifically indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls that have been designed by, or under supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Accounting Controls. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Accounting and Auditing Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(g) Employment. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Undisclosed Liabilities. Except as adequately reflected in, or adequately reserved against in, the balance sheet included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2021 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or misappropriation), (ii) Liabilities under this Agreement, incurred in connection with the Transactions (including any Transaction Litigation) or otherwise expressly permitted to be incurred under this Agreement, and (iii) Liabilities that would not have a Company Material Adverse Effect.

3.10 Subsequent Changes.

(a) Since the date of the Audited Company Balance Sheet through the date hereof, (i) the Company has conducted its business in the ordinary course of business consistent with past practice except as a result of the Transactions and any actions taken in good faith to respond to COVID-19 Measures and (ii) there has not occurred any Company Material Adverse Effect.

(b) Since September 30, 2021 through the date hereof, the Company and its Subsidiaries have not taken any action that would have required the consent of Parent (or agreed to take any action or adopted any resolution of the Company Board in support of any such action) pursuant to Section 5.2(b)-(h), (j), (k), (l), (m), (n), (q), (s), (t) and (u) had such action or event occurred after the date of this Agreement.

3.11 Real Property. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Audited Company Balance Sheet. All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”) are in full force and effect. There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured. Section 3.11 of the Company Disclosure Letter contains a complete and accurate list of all Company Real Property Leases providing for the payment of annual rent in excess of $100,000 (each, a “Company Material Real Property Lease”).

3.12 Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Audited Company Balance Sheet. All tangible properties and assets reflected in the Audited Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens, Liens reflected on the Audited Company Balance Sheet and Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by each Company Group Member are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company Group, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Company Material Adverse Effect.

3.13 Intellectual Property.

(a) Registered Intellectual Property. Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Intellectual Property that is Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, valid and enforceable.

(b) Absence of Liens. Except as would not constitute a Company Material Adverse Effect, all Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens). Subject to any non-exclusive licenses entered into by the Company or a Subsidiary of the Company in the ordinary course of business, all material Company Intellectual Property is, and following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable by the Company or a Subsidiary of the Company without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or in the past two (2) years transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are or were owned by the Company or a Subsidiary of the Company.

(c) No Infringement. Except as would not constitute a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, has, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person. There is no pending or, to the Knowledge of the Company, threatened (and at no time within the two (2) years prior to the Agreement Date has there been any pending or threatened) Legal Proceeding against any Company Group Member, alleging that any activities, products or conduct of such Company Group Member’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any Third Person, or challenging the ownership, validity, or enforceability of any rights in Company Intellectual Property. Except as would not constitute a Company Material Adverse Effect, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. In the two (2) years prior to the Agreement Date, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any Company Product infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person.

(d) No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the date hereof.

(e) Company In Licenses. Section 3.13(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the business of the Company or any Company Subsidiary taken as a whole, other than (i) Contracts with respect to commercially available Technology, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms or that otherwise grant a license to the Company or any of its Subsidiaries of immaterial Intellectual Property Rights, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company In Licenses”).

(f) Company Out Licenses. Section 3.13(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Company Intellectual Property rights, other than (i) non-exclusive licenses granted in the ordinary course of business to customers with respect to the use of a Company Product, (ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors entered into in the ordinary course of business, where such grant of rights is solely for the provision of services to the Company or such Company Subsidiary, (iii) Contracts for Open Source Software, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g) No Breach of Company IP Licenses. Except as would not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (i) the material breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not have a Company Material Adverse Effect.

(h) Open Source Software. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software embedded or incorporated into, linked to, or that is otherwise used or interacts with any software included in the Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(i) Proprietary Source Code. No proprietary source code (excluding, for clarity, any Open Source Software) for any Company Product has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the date of this Agreement, or was not, at the time, an employee, consultant or contractor of the Company or a Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Company Product to any escrow agent or other third person, other than any employee, consultant or contractor of the Company or a Subsidiary of the Company under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j) Proprietary Information. The Company and its Subsidiaries take commercially reasonable steps (i) to maintain the confidentiality of any trade secrets and material confidential information of the Company and its Subsidiaries and of third parties to which the Company and its Subsidiaries owe a duty of confidentiality, and (ii) to secure ownership of Intellectual Property Rights developed on their behalf. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in any material respect in the creation or development of any Company Product, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns to the Company or a Subsidiary of the Company any Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole. To the Knowledge of the Company, no such employee, consultant, or independent contractor is in violation of any such agreement.

(k) Standards-Setting Organizations. Section 3.13(k) of the Company Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries has participated in the past two (2) years, or is currently participating, that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Company Intellectual Property.

(l) Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property.

(m) Data Security Requirements and Privacy. To the Knowledge of the Company, the Processing by the Company or any Subsidiary of the Company of any Personal Information, as well as all written commitments relating to such Processing from the Company and Subsidiaries of the Company to users, partners or customers have complied in all material respects with (i) all Privacy Laws, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties and (iii) the Company’s and its Subsidiaries’ external privacy policies and any other terms applicable to the Processing of Personal Information from individuals by the Company or any of its Subsidiaries, except where the failure to so comply would not constitute a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no claims have since January 1, 2018 been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, in the four (4) years prior to the Agreement Date, none of the Company, any Subsidiary of the Company nor any of their service providers has suffered any material breach in security that has resulted in any unauthorized access to or disclosure of Personal Information.

(n) Malicious Code. To the Knowledge of the Company, Company Products are free from any material defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”) that would constitute a Company Material Adverse Effect.

(o) Information Technology Systems of the Company Group. To the Knowledge of the Company, the Company and its Subsidiaries have information technology systems that in their reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures, each in their reasonable business judgment, to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries, and data stored or transmitted on such systems, are secure in all material respects and, to the Knowledge of the Company, such systems are protected from Malicious Code, except as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there have been no material failures, breakdowns, outages, or unavailability of any of the foregoing systems in the three (3) years prior to the Agreement Date.

3.14 Material Contracts.

(a) Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any Contract (A) containing any covenant limiting in any material respect (or prohibiting) the right of the Company or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company In Licenses, (B) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions that is material to the business of the Company and its Subsidiaries, or (C) containing any covenant limiting in any material respect the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii) any Contract providing for the development of any material Technology or Intellectual Property Rights for the benefit of the Company or any of its Subsidiaries (excluding Contracts between the Company or any of its Subsidiaries and its or their employees, consultants and contractors substantially on the Company’s standard forms or that otherwise grant a license to the Company or any of its Subsidiaries of immaterial Intellectual Property Rights);

(iv) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, either in the past three (3) years, pending or after the date of this Agreement of a material amount of assets or (B) pursuant to which the Company or any of its Subsidiaries has acquired in the past three (3) years or will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(v) any Contract expressly providing for the development of any material Technology by the Company or any of its Subsidiaries, or requiring the Company or any of its Subsidiaries to make available or otherwise disclose the source code of any Company Products to any Person (other than Contracts for Open Source Software);

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with Company Real Property Leases and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case;

(viii) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for the sale of Company Products with any customer who, in the year ended December 31, 2020 was one of the ten (10) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable;

(x) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable vendor) with any vendor of the Company or any of its Subsidiaries who, in the year ended December 31, 2020, was one of the ten (10) largest sources of payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Top Vendor”);

(xi) any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (x) above, inclusive;

(xii) any Government Contract; and

(xiii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b) List of Material Contracts. Section 3.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date hereof, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Material Contract.

(c) Validity. Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have a Company Material Adverse Effect.

(d) Within the last three (3) years, neither the Company nor any of its Subsidiaries has (i) breached or violated any Law, clause or other material requirement pertaining to any Government Contract; (ii) been audited or investigated by any Governmental Authority with respect to any Government Contract; (iii) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract; (iv) or to the Knowledge of the Company, received any allegations of fraud, false claims or overpayments with respect to any of the Company’s or its Subsidiaries’ Government Contracts; in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

3.15 Tax Matters.

(a) Tax Returns. Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Taxes Paid. Each of the Company and its Subsidiaries has paid all material Taxes that are required to be paid, except with respect to matters for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP. Each of the Company and its Subsidiaries has timely withheld and remitted to the appropriate taxing authority all material amounts of Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other Person under applicable Law and has and have complied in all material respects with applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.

(c) Tax Jurisdictions. Since January 1, 2019, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file income or other material Tax Returns that the Company or any of its Subsidiaries is or may be subject to income or other material Tax by or is or may be required to file (or be included in) an income or other material Tax Return in that jurisdiction. The Company and its Subsidiaries do not have a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or office or other fixed place of business in any country other than their respective countries of incorporation.

(d) No Material Deficiencies. No material deficiencies, assessments, adjustments or claims for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid, except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(e) No Audits. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has not granted any currently-effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax, nor is any request from any Governmental Authority for any such waiver or extension currently outstanding.

(f) No Liens on Assets. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g) Spin-Offs and Other Distributions. None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law).

(h) Tax Liabilities. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract (other than (x) contracts solely among the Company and its Subsidiaries and (y) customary commercial contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), as a transferee or successor, by operation of applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among the Company and its Subsidiaries and (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including but not limited to leases, licenses or credit agreements).

(i) Post-Closing Income Inclusions. Neither the Company (including the Surviving Corporation) nor any Subsidiary of the Company will be required to include or accelerate any material amount of income in, or exclude or defer any material amount of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale, open transaction, or other disposition made on or prior to the Closing, (ii) adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign Tax Law) or change in method of accounting required or initiated on or before the Closing, (iii) use of an improper method of accounting prior to the Closing, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed prior to the Closing, or (v) prepaid amount, advanced amount, or deferred revenue received or accrued outside of the ordinary course of business on or prior to the Closing.

(j) Compliance; Rulings. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority with respect to the Company and each of its Subsidiaries. The Company and its Subsidiaries have not received any private letter ruling or other similar advice from any Governmental Authority concerning material Taxes nor is any request for any such ruling or advice outstanding.

(k) No Reportable Transaction. None of the Company or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b).

(l) COVID-19 Relief. The Company Group Members have (i) to the extent applicable, complied in all material respects with applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order, (iii) to the extent applicable, complied in all material respects with applicable Tax Law regarding Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iv) not sought (nor has any Affiliate that would be aggregated with any Company Group Member and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(m) U.S. Real Property Holding Corporation. The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(n) Unclaimed Property Laws. The Company Group Members have (i) at all times materially complied with all escheat or unclaimed property Laws, including with respect to the timely filing of all applicable reports and the timely remittance of any applicable amounts, (ii) not received any claim in writing from any Person alleging any material failure to comply with any escheat or unclaimed property Laws, and (iii) no material liability under any escheat or unclaimed property Laws.

3.16 Employee Benefit Matters.

(a) List of Employee Plans. Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans. Neither the Company nor any ERISA Affiliate of the Company has committed to any officer, or publicly communicated to any other employees to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by Law, to conform any such Employee Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any Employee Plan.

(b) Disclosure of Employee Plans. With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material correspondence to or from any governmental agency relating to any Employee Plan within the past year.

(c) Compliance. Except as would not reasonably be expected to result in material liability to the Company Group, (i) each Employee Plan has been established, maintained, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) met their obligations with respect to each Employee Plan and (B) have timely made (or timely will make) or accrued in accordance with applicable Law and GAAP all required contributions, distributions, premium payments or other amounts payable with respect thereto. No Company Group Member has incurred any penalty, Tax or other Liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Qualified Plans. All Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and (ii) no such determination, opinion or advisory letter has been revoked and no fact, event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. Except as would not reasonably be expected to result in material liability to the Company Group, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or any breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Plan.

(e) Multiple Employer Plans. None of the Company Group Members or any of their respective ERISA Affiliates maintain, participates in or contributes to (or is obligated to contribute to), or has or can be reasonably expected to have Liability with respect to (i) a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Group Member has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person other than another Company Group Member.

(f) No Post-Termination Welfare Benefit Plan. Other than as required under COBRA for which the Covered Person pays the full cost of coverage, no Company Group Member has any material Liability in respect of, or obligation to provide, health, life insurance or other welfare benefits or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs in accordance with the terms of the applicable Employee Plan or Non-U.S. Employee Plan).

(g) Employee Plan Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Plan or Non-U.S. Employee Plan or the assets of any Employee Plan or Non-U.S. Employee Plan, other than claims for benefits in the ordinary course.

(h) No Infringement. Each Non-U.S. Employee Plan has been maintained and operated in all material respects compliance with all applicable Laws of each applicable jurisdiction, and no Non-U.S. Employee Plan is a defined benefit plan (as defined in ERISA) or has any unfunded or underfunded Liabilities. Each Non-U.S. Employee Plan that is required to be funded is funded to the extent required by applicable Law or the applicable terms of such plan or adequate funding has been accrued for to the extent required by GAAP or other applicable accounting rules. Section 3.16(h) of the Company Disclosure Letter contains a complete and accurate list of each country in which the Company or any of its Subsidiaries or Affiliates has employees or independent contractors as of the date of the Audited Company Balance Sheet and each Non-U.S. Employee Plan.

(i) Employment and Severance Agreements. Section 3.16(i) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries, other than standard form offer letters and other similar employment agreements entered into in the ordinary course of business and agreements materially consistent with such standard forms; and (ii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Law.

(j) No Additional Rights. Other than pursuant to Employee Plans set forth on Section 3.16(j) of the Company Disclosure Letter, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any Company Group Member to any acceleration, increase in acceleration rights, severance, or increase in severance pay, or any other material compensation or benefit, (ii) accelerate the time of distribution, payment or vesting (whether or not in connection with a non-competition provision), a lapse of repurchase rights or increase the amount of any material compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, (iv) restrict any Company Group Member from amending or terminating any Employee Plan, or (v) trigger an obligation to fund compensation or benefits. No payment or benefit that will or may be made by the Company or its ERISA Affiliates could reasonably expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(k) No Tax Gross-Ups. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any individual with the right to a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l) Nonqualified Deferred Compensation Plan. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been documented and operated in material compliance with Section 409A of the Code.

3.17 Labor Matters.

(a) Employment Law Compliance. The Company and each of its Subsidiaries are and for the past three (3) years have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Union Matters. To the Knowledge of the Company, for the past three (3) years: (i) there are, and have been, no actual or pending labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and for the past three (3) years there have been no, unfair labor practice charges, labor strikes, lockouts, or other material labor disputes, pending, or to the Knowledge of the Company, any threats thereof, against or affecting the Company or any of its Subsidiaries. With respect to the Transactions, the Company and its Subsidiaries have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(c) WARN Compliance. Except as would not be expected to be material to the Company and its Subsidiaries, the Company and each of its Subsidiaries are and have been in compliance with all notice and other requirements under WARN, and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of WARN or any similar state, local or foreign law.

(d) Agreements with Employees. No employee of the Company or any of its Subsidiaries to the Knowledge of the Company, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant obligation to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others.

(e) No facility closure or shutdown, material reduction-in-force, material furlough program, material temporary layoffs, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Company or its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19.

3.18 Environmental Matters.

(a) Hazardous Materials. Except as would not have a Company Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(b) Environmental Compliance and Environmental Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Environmental Permits required for the operation of the business or occupation of its properties or facilities.

(c) No Proceedings. No action, proceeding or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

(d) Environmental Liability. Neither the Company nor any of its Subsidiaries has any Liability under an Environmental Law, including with respect to any manufacture, distribution, disposal or release of, contamination by or exposure of any person to any Hazardous Material, which would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has assumed or provided an indemnity with respect to Liabilities of any other Person arising out of Environmental Laws.

(e) Environmental Disclosure. The Company and its Subsidiaries have delivered to or made available for inspection by Parent and its agents, representatives and employees all material environmental, health and safety documents, environmental site assessments and environmental audits in the Company Group’s possession or control.

3.19 Compliance with Laws.

(a) Generally. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law, including Healthcare Laws, applicable to the Company or any of its Subsidiaries.

(b) Neither the Company, any of its Subsidiaries nor any of their respective officers, directors, managers, managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) or other personnel (whether employees or independent contractors) or, to the Knowledge of the Company, its vendors, agents or subcontractors, is, has been or is threatened to be: (a) debarred, excluded or suspended from participating in any Governmental Health Program; (b) subject to a civil monetary penalty or civil investigative demand, sanctioned or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (c) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (d) party to any corporate integrity agreement or subjected to reporting obligations pursuant to any deferred prosecution agreement, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation, order, or agreement with any Governmental Authority; or (e) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(c) The Company and its Subsidiaries, have during the past three (3) years, (i) maintained a written compliance program having the elements of an effective compliance and ethics program and (ii) there are no outstanding material compliance complaints, reports, corrective actions, or ongoing internal compliance investigations related thereto.

(d) During the past three (3) years, (i) the Company and its Subsidiaries, as applicable, have been in compliance in all material respects with HIPAA and have had privacy and security policies, notices, procedures and safeguards that materially comply with HIPAA; (ii) neither the Company nor any of its Subsidiaries have received written notice of, and there is no Legal Proceeding at law or in equity or, to the Knowledge of the Company, inquiry or investigation pending or threatened with respect to any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) by the Company or its Subsidiaries or their “workforce” (as defined in 45 C.F.R. § 160.103); (iii) to the Knowledge of the Company, no Breach by the Company or its Subsidiaries or their “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to Protected Health Information in the possession or under the control of the Company or its Subsidiaries or, to the Knowledge of the Company, any business associate of the Company or its Subsidiaries; and (iv) the Company and its Subsidiaries have undertaken all surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of the Company’s and its Subsidiaries’ business and operations to the extent required by HIPAA and have implemented reasonable corrective action to address all material vulnerabilities in their HIPAA safeguards and controls identified through such necessary assessments. To the extent required by HIPAA, the Company and its Subsidiaries, as applicable, have entered into written, signed, and HIPAA-compliant business associate agreements with each Person who is a “covered entity” or “business associate” (each as defined in 45 C.F.R. § 160.103) of the Company or its Subsidiaries.

(e) To the extent the Company or its Subsidiaries create De-Identified Data, the Company or its Subsidiary has obtained all rights necessary to undertake de-identification of such data and has de-identified such data in accordance with the requirements of HIPAA. Neither the Company nor its Subsidiaries has sold, licensed, or otherwise commercialized Protected Health Information in violation of HIPAA.

(f) Neither the Company nor any of its Subsidiaries has engaged in an activity that involves clinical decision-making or the provision of medical, clinical or allied health services, the coding of medical claims, the submission of medical claims or the receipt or sharing of professional medical collections. Neither the Company nor any of its Subsidiaries has engaged in any activity that would cause it to be considered a third party administrator under applicable Law, or require a Healthcare Permit for the operation of the business as currently conducted that is not otherwise set forth on Section 3.19 of the Company Disclosure Letter.

(g) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, and accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA).

(h) Trade Control Laws.

(i) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Laws (“Trade Controls”) including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Trade Controls. The Company and its Subsidiaries have complied in all material respects with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Trade Controls or Import Restrictions. The Company has established sufficient internal controls and procedures to ensure compliance with applicable Trade Controls or Import Restrictions.

(ii) Section 3.19(h)(ii) of the Company Disclosure Letter accurately describes all of the licenses and license exceptions currently held or claimed by the Company and its Subsidiaries for the export of goods, services, items, software, technology, or technical data. The listed licenses and license exceptions are all of the licenses and exceptions necessary for the continued export or re-export of goods, services, items, software, technology, or technical data of the Company or any of its Subsidiaries. All such licenses are valid and in full force and effect. The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Trade Controls.

3.20 Permits. The Company and its Subsidiaries hold all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted, including Healthcare Permits (collectively, the “Permits”). During the past three (3) years, (a) the Company and its Subsidiaries have materially complied with the terms of all of the Permits, (b) the Permits have been in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation, withdrawal, termination, modification or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation, withdrawal, termination, modification or cancellation of any Permit. No Permit shall cease to be effective as a result of the consummation of the Transactions.

3.21 Legal Proceedings and Orders.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23 Takeover Statutes. The Company Board has adopted such resolutions and taken all such other actions as are necessary to render inapplicable to this Agreement, the Tender and Support Agreement, the Offer, the Merger and any of the transactions contemplated by this Agreement or the Tender and Support Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware, or other applicable Laws (each, a “Takeover Statute”) is applicable to the Company, the Tender and Support Agreement, the Offer, the Merger or any of the transactions contemplated by this Agreement or the Tender and Support Agreement.

3.24 Brokers, Finders and Financial Advisors. Except the Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and the Advisor pursuant to which the Advisor would be entitled to any such payment.

3.25 Information Supplied; Offer Documents. None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time that such document (or any amendment or supplement thereto) is filed with the SEC or at the time that such document (or any amendment or supplement thereto) is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Schedule 14D-9.

3.26 No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent and/or Merger Sub in connection with this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted.

4.2 Authority; Approvals and Enforceability.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Offer and the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) Approval. The execution and delivery of this Agreement by the Company and performance by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Transactions, including the Offer and the Merger, authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Offer and the Merger.

(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Limitations. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.

4.3 Required Filings and Consents; Non-Contravention.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to delay the consummation of the Offer or the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

(b) Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act and other Antitrust Laws, (ii) the filing of the Schedule 14d-9 with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not, individually or in the aggregate, be reasonably be expected to prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.4 Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5 Legal Proceedings; Orders; Disclosure.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Offer or the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Parent or Merger Sub or any of their respective properties or assets, or (b) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets.

(b) Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) Other Information; Offer Documents. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time that such document (or any amendment or supplement thereto) is filed with the SEC or at the time that such document (or any amendment or supplement thereto) is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference in the Offer Documents.

4.6 Ownership of Company Capital Stock. Neither Parent, Merger Sub nor any of their respective Affiliates (nor any of their respective “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.7 Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.8 Operations of Parent and Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Offer and the Merger, and, prior to the Effective Time, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10 Stockholder and Management Arrangements. As of the Agreement Date, except for the Tender and Support Agreement, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement, the Offer or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment or equity investment) from and after the Effective Time; or (b) pursuant to which any such holder of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Capital Stock.

4.11 Equity Commitment Letter.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed Equity Commitment Letter, as of the date hereof, pursuant to which the Sponsor has agreed to make an investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Financing”) solely for the purpose of funding the amounts required to be paid by Parent or Merger Sub at the Closing, including (i) the aggregate Offer Acceptance Consideration payable at the Offer Acceptance Time pursuant to Section 2.2(a)(iii), (ii) the aggregate consideration to which the holders of Company Common Stock become entitled pursuant to Section 2.10 and (iii) the aggregate consideration which holders of Company Equity Awards become entitled pursuant to Section 2.11 (together with such amounts in clauses (i) and (ii) the, “Merger Consideration”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof, including in connection with the Company’s exercise of its rights under Section 9.8(b), and is entitled to specifically enforce performance of the Sponsor’s obligations to fund the Financing in accordance with and subject to the terms of the Equity Commitment Letter and (B) subject in all respects to Section 9.8(b), Parent and the Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is an adequate remedy at law in connection with the exercise of such third party beneficiary rights.

(b) As of the date hereof, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent, Merger Sub and the Sponsor, as applicable, and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Limitations). Other than as expressly set forth in the Equity Commitment Letter and in this Agreement, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Sponsor, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the Agreement Date, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Sponsor pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder).

(c) As of the date hereof, (i) the Equity Commitment Letter has not been amended or modified in any manner, and (ii) the commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent, Merger Sub or the Sponsor or, to the knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent, Merger Sub or the Sponsor or, to the knowledge of Parent, any other party thereto. As of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the Equity Commitment Letter or the Financing to which Sponsor, Parent or any of their respective Affiliates is a party that affect the conditionality, availability or amount of, the Financing.

(d) The Financing, when funded in accordance with the Equity Commitment Letter, will provide Parent and Merger Sub at and as of the Closing Date with sufficient available funds together with cash or cash equivalents held by Parent, Merger Sub and the Company, to consummate the Merger and to make all payments required to be made in connection therewith on the Closing Date, including payment of the Merger Consideration, and payment of all related fees and expenses, in each to the extent required to be paid at the Closing pursuant to, and in accordance with, this Agreement (such amounts, collectively, the “Required Amounts”).

4.12 Solvency. As of the Effective Time and immediately after giving effect to the Offer and the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.

4.13 Exclusivity of Representations and Warranties; Investigation.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Offer or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or its or their respective directors, officers, employees, financial advisors, attorneys, accountants, and other representatives and advisors (collectively, “Representatives”) to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement, the Offer or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Offer or the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Offer or the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c) Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property Rights, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

ARTICLE V

INTERIM OPERATIONS

5.1 Affirmative Obligations. Except (a) as contemplated by this Agreement (including the activities of the Company pursuant to Section 5.3); (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as prohibited by Section 5.2; (d) as required by applicable Law; (e) for any reasonable actions taken in good faith to respond to COVID-19 or COVID-19 Measures; or (f) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) subject to the restrictions and exceptions set forth in Section 5.2 of this Agreement, use commercially reasonable efforts to carry on its business, in all material respects, in the ordinary course of business consistent with past practice; and (ii) use its commercially reasonable efforts to (A) preserve intact its present business, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings; provided that notwithstanding anything in this Section 5.1 to the contrary, no action by or failure to act of any Company Group Member in order to comply with the express requirements of any subsection of Section 5.2 shall in and of itself be deemed a breach of this Section 5.1 or any other subsection of Section 5.2.

5.2 Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as contemplated by the terms of this Agreement (including the activities of the Company pursuant to Section 5.3), at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary:

(a) propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 3.3(a)) or any other similar organizational document of any Company Group Member other than immaterial amendments to such organizational documents of the Company’s Subsidiaries;

(b) other than as required pursuant to an Employee Benefit Plan as in existence as of the date of this Agreement and set forth on Section 3.16(a) of the Company Disclosure Letter, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of restricted stock units, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any securities of the Company Group, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted following the date hereof in accordance with this Section 5.2;

(c) acquire or redeem, directly or indirectly, or amend any of the securities of the Company Group, except (i) for repurchases, withholdings, or cancellations of securities of the Company Group required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof or granted following the date hereof in accordance with this Section 5.2 or (ii) transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(d) other than cash dividends made by any of its wholly-owned Subsidiaries to the Company or another of its Subsidiaries, split, combine, subdivide or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(e) propose, authorize or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of itself or any of its Subsidiaries, other than the Transactions; provided, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its wholly-owned Subsidiaries certain other wholly-owned Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to result in material adverse tax consequences;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (ii) assume, guarantee, issue, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations (including any Indebtedness of the Company) of any other Person except obligations of any of its direct or indirect wholly-owned Subsidiaries, (iii) make any loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by applicable Law or as required pursuant to the terms of any Employee Plan or Non-U.S. Employee Plan existing on the date hereof and set forth on Section 3.16(a) of the Company Disclosure Letter: (i) enter into, adopt, amend, modify, renew or terminate any Employee Plan or any Non-U.S. Employee Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Plan or any Non-U.S. Employee Plan if in existence on the date of this Agreement, other than any non-material, ordinary course renewals of Employee Plans that are made in connection with a new plan year; (ii) pay any special bonus, change in control, retention, remuneration, severance, or other similar agreements or benefit to any director or to any current or former officer, employee or independent contractor, (iii) hire, engage, promote, temporarily layoff, furlough or terminate (other than termination for cause) any employee or independent contractor, (iv) accelerate, increase or decrease the salaries, wages, bonuses, other compensation, remuneration or benefits of any current or former employee or independent contractor, (v) accelerate the vesting of any Company Equity Award (or modify the terms thereof) or the funding of any payment or benefit payable or to become payable to any of its current or former directors, officers or employees, or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(h) settle, waive or forgive any loans to any of its employees, officers or directors or any employees, officers or directors of the Company including any of its Subsidiaries or Affiliates or any other amount owed to the Company including any of its Subsidiaries or Affiliates;

(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of its Employee Benefit Plans or any Employee Benefit Plans of any of its Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Law;

(j) enter into, terminate, amend, negotiate or extend any Labor Agreement or, unless required by Law, or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(k) implement or announce any employee layoffs, reductions-in-force, plant closings or other actions, in each case that could reasonably be expected to implicate the WARN Act;

(l) acquire, sell, lease, license, pledge, transfer, abandon or dispose of any material business, property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date made available to Parent or that are set forth on the Company Disclosure Letter or (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $150,000 individually, or $300,000 in the aggregate; provided that such transactions do not include the sale or other disposition of any Company Intellectual Property; and provided, further, that this clause (l) shall not limit or restrict the Company from entering into non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

(m) except as required to remain in compliance with applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(n) (A) make or change any material Tax election, (B) adopt or change any material Tax accounting method or change any Tax accounting period, (C) settle or compromise any material Tax audit, proceedings or liability, (D) file any material amended Tax Return, (E) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than pursuant to customary extensions of the due date to file a Tax Return obtained in the ordinary course of business), (F) incur any material Tax liability outside of the ordinary course of business, (G) fail to pay any income or other material Tax (including estimated Tax payments or installments) that becomes due and payable, (H) surrender any right to claim a material Tax refund, offset, or other reduction in liability, or (I) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority with respect to income or other material Taxes;

(o) enter into any Contract that, if in existence on the date hereof, would be a Material Contract, amend in any material respect any Material Contract, or grant any release, waiver or relinquishment of any material rights under any Material Contract, except for any Contract entered into with any Top Vendor which does not provide for payment obligations by the Company or any of its Subsidiaries in excess of $1,000,000;

(p) enter into any Company Material Real Property Lease, or modify, amend or exercise any right to renew any Company Material Real Property Lease;

(q) fail to maintain or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Intellectual Property used in or held for use in its business, or grant permission to enter into the public domain any material trade secrets included in the Company Intellectual Property;

(r) grant any exclusive rights with respect to any of the material Company Intellectual Property, or divest any material Company Intellectual Property;

(s) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(t) authorize, incur or commit to incur any capital expenditure(s) that in the aggregate is more than 110%, in any given fiscal quarter, of the Capital Expenditure Budget with respect to such fiscal quarter of the Company;

(u) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Audited Company Balance Sheet, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(v) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(w) enter into any Contract or other arrangement or understanding that would be required to be disclosed under Item 404(a) of Regulation S-K;

(x) convene any special meeting of their stockholders (or any postponement or adjournment thereof);

(y) enter into or adopt any “poison pill” or similar stockholder rights plan; or

(z) enter into a Contract to do any of the foregoing, or publicly announce an intention, or otherwise make a commitment to do any of the foregoing.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Offer Acceptance Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors, and will instruct and use reasonable best efforts to cause each of its other Representatives to cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives relating to any Acquisition Proposal or Acquisition Transaction that are not expressly permitted by this Section 5.3(a), request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the nine (9)-month period prior to the date hereof and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries will not, will cause their officers and directors not to, and will use reasonable best efforts to cause their other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry (other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Offer Acceptance Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person (or its Representatives) that has made or delivered to the Company a bona fide Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from the breach of this Section 5.3; provided that the Company and its Representatives may contact any Third Person in writing (with a request that any response from such Third Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal; provided that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) could reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further, that the Company will provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives given such access that was not previously made available to Parent prior to or concurrently with the time it is provided to such Person.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent in any material respect (it being understood that it shall be considered a modification adverse to Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions); or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Company Stockholders (any action described in clauses (A) through (D), a “Company Board Recommendation

Change”); provided that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal, solely to the extent such determination is not publicly disclosed by the Company or its Representatives, (3) the factually accurate public disclosure by the Company regarding its receipt of an Acquisition Proposal and the material terms thereof (including related discussions), but solely to the extent required to comply with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as determined in good faith by the Company), or (4) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d), will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement:

(i) the Company Board (or a committee thereof) may effect a Company Board Recommendation Change of the type described in clauses (A), (C) and (D) of the definition thereof in response to any material event, fact, circumstance, development or occurrence that was (A) not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal); or (b) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to allow Parent to offer such adjustments to the terms and conditions of this Agreement to obviate the need to effect a Company Board Recommendation Change, in response to such Intervening Event and (B) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and other information provided by Parent in response to the notice described in clause (1) of this Section 5.3(d)(i), in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Event Notice Period; and

(3) following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) shall have determined in good faith that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(i)(3) with respect to such new written notice (it being understood that the “Event Notice Period” in respect of such new written notice will be three (3) Business Days).

(ii) if the Company has received a bona fide Acquisition Proposal, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change of the type described in clauses (A), (C) and (D) of the definition thereof with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(g) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company Group and its Representatives have complied in all respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Proposal Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to offer such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) taken into account any adjustments to the terms and conditions of this Agreement proposed by Parent and other information provided by Parent during the Proposal Notice Period, in each case, that are offered in writing by Parent, no later than 11:59 p.m. (Pacific time) on the last day of the Proposal Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided that in the event of any material modifications to such Acquisition Proposal (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(4) following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(d)(ii)(3), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change or to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and

(5) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice.

(i) From the Agreement Date until the termination of this Agreement pursuant to Article VIII, the Company shall as promptly as reasonably practicable (and, in any event, within thirty-six (36) hours) notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal, including a summary of the material terms and conditions thereof and whether the person making such Acquisition Proposal is a strategic acquirer or a financial sponsor and thereafter the Company must inform Parent promptly (and in any event within twenty-four (24) hours) of any material modifications to the terms and conditions of such Acquisition Proposal, which, for the avoidance of doubt, shall include (among other things) any changes to the form or amount of consideration. The Company shall deliver to Parent a written notice setting forth (A) the identity of each Person making such Acquisition Proposal and (B) the material terms and conditions of each such Acquisition Proposal (including copies of any materials and documents related thereto). The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof which prohibits the Company from complying with this Section 5.3(e).

(ii) From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within forty-eight (48) hours) notify Parent if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals disclosed pursuant to Section 5.3(e)(i), are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii); and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed in all material respects, on a reasonably prompt basis, of any material development with respect to the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives).

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(d).

(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives (acting as such), including any failure of such Representatives to comply with the terms of Section 5.3(a), shall be deemed to be a breach of this Agreement by the Company; provided, that solely for purposes of this sentence only, “Representative” shall not include any outside consultant of the Company or any Company Subsidiary (other than any financial advisor to the Company or any Company Subsidiary), or any employee of the Company or any Company Subsidiary who is below the level of vice president, in each case, who is not acting at the direction or permission of the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.6, the Offer and the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Offer set forth in ANNEX I and the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Offer and the Merger; and

(iii) using commercially reasonable efforts to execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than Material Contracts related to Indebtedness), that are reasonably necessary to consummate the Offer and the Merger, in each case, to the extent requested by Parent.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to Section 6.2), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall, nor shall they cause their respective Subsidiaries to, take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing or otherwise adversely affecting the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Offer or the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Antitrust. This Section 6.1 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust.

(a) Parent and Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper, or advisable under any applicable Laws to consummate and make effective the Offer or the Merger as promptly as practicable and in any event prior to the Extended Termination Date, including (i) preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Offer or the Merger, (ii) using reasonable best efforts to satisfy the conditions to consummating the Offer or the Merger, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority, and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer or the Merger. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall file with the FTC and the Antitrust Division of the DOJ the Notification and Report Form required under the HSR Act relating to the Transactions as promptly as practicable (but in no event later than ten (10) Business Days after the date of this Agreement) and such filings shall specifically request early termination of the waiting period. Neither Parent, the Company, nor their respective Affiliates will withdraw any such notices, reports, filings or applications (including its Notification and Report Form under the HSR Act) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

(b) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Offer or the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications); and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.

(c) Without limiting the generality of paragraph (a), Parent and Merger Sub agree to take or cause to be taken promptly any and all reasonable steps necessary, proper or advisable to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers or waiting period expirations or terminations under the HSR Act or any other Antitrust Law, so as to enable the parties to close the Transactions as promptly as practicable (and in any event by or before the Extended Termination Date). Without limitation to the foregoing, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), to the extent necessary to obtain any clearances, consents, approvals and waivers or waiting period expirations or terminations as may be required under the HSR Act or any other Antitrust Law as promptly as practicable, and in any event by or before the Extended Termination Date, use their reasonable best efforts to, (i) sell, license, divest or dispose of or hold separate any assets, Intellectual Property Rights or businesses, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations, (iii) change or modify any course of conduct regarding future operations, (iv) otherwise take any action that would limit the freedom of action with respect to, or the ability to retain, one or more businesses, assets or rights of any entity or interests therein and (v) commit to take any such action in the foregoing clauses (i), (ii), (iii) or (iv); provided, however, notwithstanding anything to the contrary contained in Section 6.2, that Parent and Merger Sub shall not be required to take any of the actions in the foregoing clauses (i), (ii), (iii) or (iv) with respect to the Company (including, after the Effective Time, the Surviving

Corporation) unless such action (A) is necessary to obtain required clearances or waiting period expirations or terminations as may be required under the HSR Act or any foreign Antitrust Law by or before the Extended Termination Date and (B) would not, individually or in the aggregate, reasonably be expected to be materially detrimental to the benefits to be derived by Parent and its affiliates as a result of the Transactions. Notwithstanding anything to the contrary contained in this Section 6.2(c), none of Parent, Merger Sub or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 6.2(c) that is not conditioned on the consummation of the Transactions.

(d) None of the Company, Parent, Merger Sub, or any of their respective Subsidiaries, shall acquire or make any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to materially delay the satisfaction of the conditions contained in Article VII or materially adversely affect the consummation of the Transactions. Nothing in this Section 6.2(d) shall apply to any agreements listed on Section 6.2(d) of the Parent Disclosure Letter.

6.3 Other Required SEC Filings.

(a) Required Company Filing. If the Company determines that it is required to file any document other than the Schedule 14D-9, with the SEC in connection with the Offer or the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and the Offer Acceptance Time, no Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required, other than the Offer Documents, to file any document with the SEC in connection with the Offer or the Merger pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and the Offer Acceptance Time, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in any Other Required Company Filing will not, at the time that such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Tender and Support Agreement, the Offer, the Merger or the Transactions; and (b) if any Takeover Statute becomes applicable to this Agreement, the Tender and Support Agreement, the Offer, the Merger or the Transactions, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer or Merger.

6.5 Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including COVID-19 Measures) requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; (e) access would, in light of COVID-19 or COVID-19 Measures, jeopardize the health and safety of any officer or employee of the Company Group; provided that, any of clauses (a) through (e), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (e). Nothing in this Section 6.5 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals or opinions that places an undue burden on the personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.5 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5.

6.6 Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Offer and the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Offer and the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) From the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation and Parent shall, to the fullest extent permitted by applicable Laws, as now or hereafter in effect: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the Effective Time will be, serving as a director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from the Effective Time and for a period of six (6) years thereafter, each of the Surviving Corporation and Parent shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten (10) days) after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.7, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify Parent thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation or Parent under this Section 6.7(a), except to the extent such failure to notify materially prejudices the Surviving Corporation or Parent. In the event of any such D&O Claim, Parent and the Surviving Corporation shall cooperate with the Covered Person in the defense of any such D&O Claim. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, officer or employee of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.7(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c) At the Company’s option and expense (after prior consultation with Parent), or if Parent requests, prior to the Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Offer and the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the aggregate premium for such tail policy shall not exceed three hundred percent (300%) of the annual premium amount paid by the Company Group for such insurance during the most recent calendar year (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Effective Time, Parent or the Surviving Corporation may obtain such a tail policy; provided, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Surviving Corporation or the Company shall only be required to obtain as much coverage as can be obtained by paying the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.7.

(e) The obligations under this Section 6.7 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.7(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.7(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.7(e) as such fees are incurred, upon the written request of such Covered Person.

6.8 Employee Matters. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if sooner, on the date of termination of employment of the relevant Continuing Employee), Parent shall provide, or cause to be provided, to each Continuing Employee, (i) base salary and base wages, short-term cash incentive compensation opportunities, commission opportunities, and severance compensation and benefits (to the extent such severance compensation and benefits are set forth on Section 6.8 of the Company Disclosure Letter), each on a basis no less favorable than that in effect immediately prior to the Effective Time, and (ii) employee benefits (excluding, unless otherwise required by applicable Law, equity or equity-based, long-term incentives, defined benefit pension, nonqualified deferred compensation and retiree or post-termination welfare benefits or compensation, the “Excluded Benefits”) that are substantially similar to the employee benefits (excluding the Excluded Benefits) provided to similarly situated employees of Parent and its Affiliates.

(a) Parent shall honor and pay, or shall cause to be honored and paid, to Continuing Employees, all bonuses earned during the fiscal year ended December 31, 2021 pursuant to the Company Group Member’s bonus and incentive plans that are in place as of the Effective Time, in such aggregate amounts not to exceed the amount set forth on Section 6.8(b) of the Company Disclosure Letter.

(b) Parent agrees that all Continuing Employees shall be eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the analogous health and welfare benefits plans of the Company immediately prior to the Effective Time); provided that (i) nothing in this Section 6.8 or elsewhere in this Agreement shall limit the right of Parent, its Affiliates or the Surviving Corporation to amend, modify or terminate, in accordance with its terms, any benefit or compensation plan, policy, program, agreement, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan in which the Continuing Employees are eligible to participate after the Effective Time in the plan year in which the Effective Time occurs, then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or a Subsidiary’s) health and welfare benefit plans to the extent that coverage under such plans is replacing analogous coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant under any benefit plan of Parent or Subsidiary of Parent and/or the Surviving Corporation (excluding any plan, program, policy, agreement or arrangement that provides any Excluded Benefit other than post-termination severance compensation and severance benefits), then Parent shall ensure that such benefit plan shall, for purposes of eligibility to participate, vesting, and with respect to severance compensation and vacation benefits only, entitlement to benefits, credit Continuing Employees for their years of service recognized by the Company Group prior to the Effective Time with the Company Group or their respective predecessors; provided that, no credit for any service will be required that would result in duplication of benefits and such credit shall only be given to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of a Company Group Member. Nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to create a right in any Person to employment, engagement or service or any right to continued employment, engagement or service with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation and the employment of each Continuing Employee shall be “at will” employment.

(c) With respect to any group medical plan maintained by Parent or its Subsidiaries in which the Continuing Employees participate following the Effective Time and in the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation and any of the other Subsidiaries of Parent to use commercially reasonable efforts to (i) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements under any such group health plans to the same extent waived or satisfied under any corresponding Employee Benefit Plan of a Company Group Member in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations under such group health plans in the plan year in which the Effective Time occurs, to amounts paid by such Continuing Employees during the portion of the year prior to the Effective Time under the Employee Benefit Plans maintained by a Company Group Member.

(d) If requested by Parent at least five days prior to the Closing Date, the relevant Company Group Member shall cause its board of directors (or equivalent governing body) to adopt a written consent (the form of which shall have been approved by Parent, provided such approval is reasonable and timely) that: (i) terminates the Castlight Health, Inc. 401(k) Savings Plan (the “401(k) Plan”); (ii) causes the Company Group to make all employer contributions to the 401(k) Plan on behalf of all participants that would have been made on behalf of such participants had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date; and (iii) 100% vests all participants under the 401(k) Plan, with such termination and resolutions to be effective no later than the day immediately prior to the Closing Date. The relevant Company Group Member shall provide Parent with an advanced copy of such proposed resolutions and any related documents and a reasonable opportunity to comment thereon prior to adoption or execution.

(e) The provisions of this Section 6.8 are solely for the benefit of the Parties, and no provision of this Section 6.8 is intended to, or shall, constitute the establishment or adoption of or an amendment to or termination of any Employee Benefit Plan or any Non-U.S. Employee Plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith or any other Person (other than the Parties) shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. The provisions of this Section 6.8 shall survive any merger or other combination of the Surviving Corporation into any Affiliate of Parent, and in such case Parent shall cause any such Affiliate to comply with such provisions.

6.9 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.10 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will be a joint press release reasonably acceptable to Parent and the Company. At all times during the Interim Period, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Offer, Merger or the Transactions, except that (x) Parent and the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change and (y) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

6.11 Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.11, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.10(c).

6.12 Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of the NYSE to cause (a) the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.13 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.14 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Offer and the Merger in accordance with the DGCL.

6.15 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub or any of their Affiliates, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.16 No Employment Discussions. Except as approved by the Company Board, at all times after the date of this Agreement, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Offer or the Merger.

6.17 Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the Credit Agreement (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder) within the time periods required by the Credit Agreement; (b) take all other actions required to facilitate the repayment of the accrued Obligations (as defined in the Credit Agreement) with respect to and termination of the commitments under the Credit Agreement and the release of any Liens (including any Liens granted against the Company Registered Intellectual Property) and termination of all guarantees granted in connection therewith, in each case on the Closing Date subject to the delivery of funds arranged by Parent and the occurrence of the Effective Time (the “Credit Agreement Termination”) and (c) use reasonable best efforts to obtain a customary executed pay-off letter (the “Pay-Off Letter”) from the Administrative Agent in respect of the Credit Agreement at least one (1) Business Day prior to

Closing and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter not fewer than five (5) Business Days prior to the contemplated Effective Time. Notwithstanding anything to the contrary herein, (x) in no event shall this Section 6.17 require the Company or any of its Subsidiaries to cause any Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall provide, or cause to be provided, all funds required to effect any Credit Agreement Termination.

6.18 Share Repurchase Program. Without limiting or amending Section 5.2(c) in any respect, promptly (and in any event within two (2) Business Days) after the date hereof, the Company shall suspend any and all share repurchase programs or other programs with respect to the acquisition of the securities of the Company or its Subsidiaries by the Company or its Subsidiaries and the Company and its Subsidiaries shall not engage in any such programs prior to the termination of this Agreement pursuant to Article VIII.

6.19 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board) shall take all such steps as may be required to cause to be exempt under Rule 14d-10 promulgated under the Exchange Act any then-effective employment compensation, severance or other employee arrangements between the Company or any of its Subsidiaries and any director, officer or employee of the Company or any of its Subsidiaries who then holds shares of Company Class A Stock or Company Class B Stock. Promptly upon any Buyer Party or any of its respective Affiliates entering into any such arrangement with any such Person, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.19.

6.20 Merger Without a Stockholders’ Meeting. As promptly as practicable following the consummation of the Offer, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL.

6.21 Financing. Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms set forth in the Equity Commitment Letter, including using reasonable best efforts to (i) maintain in effect and comply with the Equity Commitment Letter, (ii) upon the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, consummate the Financing at the Closing, and (iii) enforce all of its rights under the Equity Commitment Letter. Prior to the Effective Time, Parent and Merger Sub shall not, without the prior written consent of the Company, agree to any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Equity Commitment Letter. For the avoidance of doubt, compliance by Parent and Merger Sub with this Section 6.21 shall not relieve Parent or Merger Sub of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a) Antitrust Approvals. Any waiting period under the HSR Act applicable to the Transactions shall have been terminated or expired, and any date before which each of the parties hereto have committed in writing to the FTC, the DOJ, or any Governmental Authority not to close the Transactions contemplated by this Agreement shall have passed.

(b) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger (a “Legal Restraint”) will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

(c) Consummation of the Offer. Merger Sub shall have accepted for payment all shares of Company Class A Stock and Company Class B Stock validly tendered and not validly withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Acceptance Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger and has become final and non-appealable or (ii) any statute, rule or regulation has been enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order in accordance with Sections 6.1 and 6.2; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 8.1(b) unless it is in material compliance with its obligations under Sections 6.1 and 6.2;

(c) by either Parent or the Company, at any time on or after 11:59 p.m., Pacific time, on the date that is 180 days after the Agreement Date (the “Termination Date”), unless the Offer Acceptance Time has occurred prior to such time; provided the Termination Date shall automatically be extended to the date that is 240 days after the Agreement Date (the “Extended Termination Date”) if the Closing shall not have occurred prior to the Termination Date and all the conditions to Closing (other than the conditions set forth in Sections 7.1(a) and 7.1(b) (as it relates to the HSR Act or any other Antitrust Laws) and those conditions that by their nature are to be satisfied at the Expiration Time) shall have been satisfied or waived; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(f); (ii) the Company if Parent has the right to terminate this Agreement pursuant to Section 8.1(d); and (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in the failure of the Offer Acceptance Time to have occurred prior to the Expiration Time (including resulting in a failure of any condition to the Offer set forth in ANNEX I);

(d) by Parent (on behalf of the Buyer Parties) if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition to the Offer set forth in ANNEX I to be satisfied, except that if such breach is capable of being cured, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(d) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 8.1(f);

(e) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(f) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would reasonably be expected to prevent the Buyer Parties from consummating the Offer or the Merger (including by resulting in a failure of a condition to the Offer set forth in ANNEX I that is not waivable by Parent (on behalf of the Buyer Parties)), except that if such breach is capable of being cured, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Expiration Time, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if (i) such breach has been cured within the Parent Breach Notice Period or (ii) Parent has the valid right to terminate this Agreement pursuant to Section 8.1(d);

(g) by the Company, at any time prior to the Offer Acceptance Time, if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in accordance with Section 5.3; (iii) the Company has complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; and (iv) substantially concurrently with (but no later than the date of) such termination the Company pays the Termination Fee due to Parent in accordance with Section 8.3(b);

(h) by either Parent or the Company, if the Offer shall have expired in accordance with its terms without the Minimum Condition having been satisfied or the other Offer Conditions having been satisfied or waived by Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to any Party whose failure to satisfy any agreements or covenants under this Agreement has primarily caused or resulted in the non-satisfaction of the Minimum Condition or any of the other Offer Conditions; and

(i) by the Company if Parent shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.10, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement prior to its termination, in which case, except as otherwise provided in Section 8.3(b), the aggrieved party shall be entitled to all remedies available at law or in equity.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Offer and the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.13(e), Parent will pay or cause to be paid all (i) transfer Taxes or fees; and (ii) real property transfer Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Offer and the Merger, provided, for the avoidance of doubt, any Taxes imposed on income, profits, gains, or other similar items as a result of the Transactions shall be for the account of the applicable Company Stockholder or holder of a Company Equity Award or any other interest in the Company.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) at a time when clauses (f) and (g) of the conditions set forth in ANNEX I have been satisfied (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the limitations set forth in Section 8.1(c)(i) or Section 8.1(c)(iii)) or (y) by Parent pursuant to Section 8.1(d) or Section 8.1(h) (each, an “Applicable Termination”); (B) following the execution and delivery of this Agreement and prior to an Applicable Termination, an Acquisition Proposal has been publicly announced or disclosed; and (C) within twelve (12) months following such Applicable Termination, an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will substantially concurrently with the earlier of the execution of such definitive agreement and the consummation of such Acquisition Transaction, pay to Parent (or its designee(s)) an amount equal to $13,361,743 (the “Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time. For purposes of this Section 8.3(b)(i), all references to “20%” and “80%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(e), then the Company must promptly (and in any event within two (2) Business Days) following such termination pay to Parent the Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(g), then the Company must prior to or substantially concurrently with (but no later than the date of) such termination pay to Parent the Termination Fee.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Integral; Payments. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Offer and the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3 and, in order to obtain such payment, Parent or Merger Sub commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof, the Company will pay to Parent and Merger Sub for their reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding.

(e) Sole and Exclusive Remedy.

(i) If this Agreement is terminated pursuant to Section 8.1, Parent’s receipt of the Termination Fee (if payable) and any amounts payable pursuant to Section 8.3(d) will be the sole and exclusive remedies of (A) Parent, Merger Sub or the Sponsor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Sponsor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) against the (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) for money damages in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Offer and the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Other than the Termination Fee and any amounts payable pursuant to Section 8.3(d), none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination. Parent’s receipt of the Termination Fee and any amounts payable pursuant to Section 8.3(d) will be the only monetary damages Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Offer or the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination; and (2) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination. Notwithstanding the foregoing, this Section 8.3(e)(i) will not limit the rights of Parent and Merger Sub under Section 9.8(a) or relieve the Company Group from liability for any Willful Breach of this Agreement.

(ii) Each of the parties hereto acknowledges that the Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)).

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein, except that the Minimum Condition may only be waived by Parent (on behalf of the Buyer Parties) with the prior written consent of the Company, acting only with the prior written consent of the Company Board. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attention:

Email:

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:     Richard J. Campbell, P.C.; Kevin W. Mausert, P.C.

Email:           richard.campbell@kirkland.com;

                      kevin.mausert@kirkland.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     David Klein, P.C., Tobias Schad

Email:           dklein@kirkland.com, tobias.schad@kirkland.com

(b) if to the Company (prior to the Effective Time) to:

Castlight Health, Inc.

150 Spear Street, Suite 400

San Francisco, CA 94105

Attention:     Maeve O’Meara; Will Bondurant; Alex Shvartsman

Email:

with a copy (which will not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention:     David K. Michaels; Matthew Rossiter; Christopher N. Gorman

Email:           dmichaels@fenwick.com; mrossiter@fenwick.com; cgorman@fenwick.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time to any of their respective Affiliates, it being understood that such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or (ii) impede or delay the consummation of the Offer or the Merger. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Offer or the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Tender and Support Agreement and the Equity Commitment Letter constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third-Party Beneficiaries. Except as set forth in Section 6.7 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.7; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and the Company Equity Awards to receive the Per Share Price set forth in Article I. Section 8.3(e) will inure to the benefit of the Company Related Parties.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Offer and the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that, the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Offer (including, subject to the satisfaction (or to the extent waivable, the wavier by Parent (on behalf of the Buyer Parties)) of the Offer Conditions, Merger Sub’s obligation to accept for payment, and pay for, shares of Company Class A Stock and Company Class B Stock tendered in the Offer) and the Merger, and Parent’s obligation under this Agreement to cause the Financing to be funded, including by exercising its rights in accordance with the Equity Commitment Letter, subject to the terms and conditions set forth therein and herein.

(ii) Subject to Section 9.8(b)(i), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole contractual benefit of such parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.17 Non-Recourse. This Agreement may only be enforced against the named Parties hereto (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties hereto, (ii) except as provided in any Tender and Support Agreement, no past, present or future director, manager, officer, employee, incorporator, member general partner, limited partner, equityholder, trustee, Affiliate, agent attorney or other Representative of any party thereto (including any person negotiating or executing this Agreement on behalf of a party thereto) shall have any liability or obligation with respect to this Agreement or any of the other Transaction documents or with respect to any claim or cause of action that may arise out of or relate to this Agreement or any of the other Transaction documents, or the negotiation, execution or performance of this Agreement and (iii) in no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person who is not a party hereto, including the Sponsor, and any and all former, current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of Sponsor, Parent or Merger Sub and any and all former, current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, with respect to this Agreement or the Transactions (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, except, in each case, for claims that the Company, Parent or Merger Sub, as applicable, may assert: (A) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement or any Tender and Support Agreement; (B) against Parent or Merger Sub pursuant to this Agreement; and (C) against the Sponsor pursuant to the Equity Commitment Letter for specific performance of its obligation to fund the Financing in accordance with, and pursuant to the terms and conditions of, the Equity Commitment Letter.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

VERA WHOLE HEALTH, INC.

By:	/s/ Ryan Schmid
Name: Ryan Schmid
Title: President and Chief Executive Officer

CARBON MERGER SUB, INC.

By:	/s/ Ryan Schmid
Name: Ryan Schmid
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CASTLIGHT HEALTH, INC.

By:	/s/ Maeve O’Meara
Name: Maeve O’Meara
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this ANNEX I but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this ANNEX I is a part.

Notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Class A Stock or Company Class B Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Class A Stock or Company Class B Stock tendered pursuant to the Offer, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Class A Stock or Company Class B Stock, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares of Company Class A Stock or Company Class B Stock: (i) if the Agreement has been terminated in accordance with Section 8.1 of the Agreement; or (ii) at any scheduled Expiration Date (as it may have been extended pursuant to Section 2.1(d) of the Agreement), if (x) the condition set forth in clause (a) below has not been satisfied at the Expiration Time or (y) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent (on behalf of the Buyer Parties) at the Expiration Time:

(a) the number of shares of Company Class A Stock and Company Class B Stock validly tendered and not validly withdrawn prior to the Expiration Time (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as defined by Section 251(h)(6) of the DGCL), together with any shares of Company Class A Stock and Company Class B Stock beneficially owned by Merger Sub or its “affiliates” (as defined in Section 251(h) of the DGCL), will, immediately after giving effect to the acceptance for payment of shares of Company Class A Stock and Company Class B stock in the Offer, equal at least one vote more than 50% of the aggregate voting power of all issued and outstanding shares of Company Class A Stock and Company Class B Stock (the “Minimum Condition”);

(b)

(i) other than the representations and warranties listed in clauses (b)(ii) and (b)(iii) in this ANNEX I, the representations and warranties of the Company Group set forth in the Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Expiration Time as if made at and as of the Expiration Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect;

[ANNEX I]

(ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.10(a)(ii), Section 3.23, and Section 3.24 of the Agreement that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Expiration Time as if made at and as of the Expiration Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Expiration Time as if made at and as of the Expiration Time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii) the representations and warranties set forth in Section 3.5(a), Section 3.5(c) and Section 3.5(d) of the Agreement will be true and correct in all respects as of the Expiration Time ((A) without giving effect to any Company Material Adverse Effect or in each case their materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $1,500,000;

(c) the Company will have performed and complied in all material respects with all covenants, obligations and conditions of the Agreement required to be performed and complied with by it on or prior to the Expiration Time;

(d) no Company Material Adverse Effect will have occurred since the date hereof that is continuing;

(e) the Buyer Parties will have received a certificate of the Company Group, validly executed for and on behalf of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in clauses (b), (c) and (d) in this ANNEX I have been satisfied;

(f) no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Offer or the Merger;

(g) any waiting period under the HSR Act applicable to the Transactions shall have expired or been earlier terminated; and

(h) this Agreement shall not have been terminated in accordance with its terms.

[ANNEX I]

The foregoing conditions are for the sole benefit of the Buyer Parties and (except for the Minimum Condition, which may be waived by Parent (on behalf of the Buyer Parties) only with the prior written consent of the Company, acting only with the prior written consent of the Company Board) may be waived by Parent (on behalf of the Buyer Parties), in whole or in part, at any time and from time to time, in the sole discretion of Parent to the extent permitted by applicable Law.

[ANNEX I]